Exhibit 99.1

CRISPR Therapeutics Announces Promotion of

Samarth Kulkarni, Ph.D. to Chief Executive Officer

Company President to assume CEO role effective December 1, 2017

ZUG, Switzerland and CAMBRIDGE, Mass., – October 2, 2017 – CRISPR Therapeutics (NASDAQ: CRSP), a biopharmaceutical company focused on developing transformative gene-based medicines for serious diseases, announced today that Dr. Samarth Kulkarni, Ph.D., currently President of CRISPR Therapeutics, Inc., has been promoted to the role of Chief Executive Officer. Dr. Kulkarni will assume the role effective December 1, 2017. Dr. Rodger Novak, M.D., co-founder and current Chief Executive Officer of CRISPR Therapeutics, is stepping down from his current role for personal reasons but will continue to serve as a member of the Company’s board of directors and as an officer of its Swiss parent company, CRISPR AG.

“Leading CRISPR from inception into a global company with over 100 team members in just four years has been a rewarding experience and a privilege. Today CRISPR is well positioned to file a clinical trial application for its lead program in ß-thalassemia by the end of the year and begin clinical trials in 2018,” said Dr. Novak. “Sam is an exceptional executive and has been instrumental in the maturation of the company since joining us in 2015. Therefore, the Board and I are confident in Sam’s ability to guide CRISPR through the next phase of the company’s evolution.”

Dr. Kulkarni joined CRISPR Therapeutics in the company’s early stages as Chief Business Officer and has taken on positions of increasing responsibility, most recently serving as President of CRISPR Therapeutics Inc. During his tenure, both as President and Chief Business Officer, Dr. Kulkarni played a leading role in the establishment of its key collaborations with Vertex and Bayer, financing the company’s operations through its IPO, and overseeing U.S. operations.

“CRISPR Therapeutics has become the preeminent gene editing company under Rodger’s outstanding direction. We thank him for this leadership and look forward to his continued contributions with the board,” said Dr. N. Anthony Coles, Chairman of the CRISPR Therapeutics Board of Directors. “After a deliberate and thoughtful succession process, the board of directors believes that Sam has the strategic vision and organizational acumen to drive the Company’s long-term strategy. We congratulate Sam on this new role and look forward to his future success.”

Dr. Rodger Novak will continue to serve on the board of directors of both CRISPR as well as Casebia, CRISPR’s 50/50 joint venture with Bayer AG, and will serve as President of CRISPR Therapeutics AG, the Swiss parent company of the CRISPR group. Dr. Novak has served as CRISPR Therapeutics’ CEO since its founding in 2013.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene-editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 gene-editing platform. CRISPR/Cas9 is a revolutionary technology that allows for precise, directed changes to genomic DNA. The company’s multi-disciplinary team of world-class researchers and drug developers is working to translate this technology into breakthrough human therapeutics in a number of serious diseases. Additionally, CRISPR Therapeutics has established strategic collaborations with Bayer AG and Vertex Pharmaceuticals to develop CRISPR-based therapeutics in diseases with high unmet need. The foundational CRISPR/Cas9 patent estate for human therapeutic use was licensed from the company’s scientific founder Emmanuelle Charpentier, Ph.D. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts. For more information, please visit http://www.crisprtx.com.

CRISPR Forward-Looking Statement

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the therapeutic value, development and the commercial potential of CRISPR/Cas9 gene editing technologies. You are cautioned that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: uncertainties inherent in the initiation and conduct of preclinical and clinical studies for the company’s product candidates; availability and timing of results from preclinical and clinical studies; whether results from a preclinical study or clinical trial will be predictive of future results in connection with future trials or use; expectations for regulatory approvals to conduct trials or to market products; our ability to obtain and maintain proprietary intellectual property protection on key products and technologies; uncertainties regarding actual or potential legal proceedings and those risks and uncertainties described in Item 1A under the heading “Risk Factors”

in the company’s annual report on Form 10-K, and in any other subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at https://www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

MEDIA CONTACT:

Jennifer Paganelli

WCG for CRISPR

347-658-8290

jpaganelli@wcgworld.com

INVESTOR CONTACT:

Chris Brinzey

Westwicke Partners for CRISPR

339-970-2843

chris.brinzey@westwicke.com

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